EXHIBIT 10.3
AMENDMENT NO. 2 TO SECOND AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 2 TO SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Amendment") is effective as of January 31, 2013 (the "Effective Date"), by and between REMY INTERNATIONAL, INC., a Delaware corporation (the "Company"), and JOHN J. PITTAS (the "Employee") and amends that certain Second Amended and Restated Employment Agreement dated as of August 1, 2010, as amended by the Modification of Second Amended and Restated Agreement letter dated as of January 31, 2012 (the “Agreement”). In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:
1.    Effective as of March 1, 2013, Section 2 of the Agreement is deleted and the following is inserted in lieu thereof: “Subject to the terms and conditions of this Agreement, Company agrees to continue to employ the Employee to serve in an executive capacity as Chief Executive Officer and President of the Company. The Employee accepts such continued employment and agrees to undertake and discharge the duties, functions and responsibilities commensurate with the aforesaid position and such other duties, functions and responsibilities as may be prescribed from time to time by the Company’s Board of Directors. The Employee shall devote his full business time, attention and effort to the performance of his duties hereunder and, except as described below, shall not engage in any business, profession or occupation, other than personal, personal investment, charitable, or civic activities or other matters that do not conflict with the Employee’s duties. The Employee shall report to the Board of Directors of the Company.”
2.    The first sentence of Section 3 of the Agreement is deleted and the following is inserted in lieu thereof: “The term of this Agreement shall commence on the Effective Date and shall continue until December 31, 2015 or if earlier pursuant to Section 8 (including any extensions as provided in this Section 3, the “Employment Term”).”
3.    Effective as of March 1, 2013, the first sentence of Section 4 of the Agreement is deleted and the following is inserted in lieu thereof: “Commencing as of March 1, 2013 and continuing during the Employment Term, the Company shall pay the Employee a base salary at an annual rate, before deducting all applicable withholdings, of no less than $600,000 per year, payable at the time and in the manner dictated by Company’s standard payroll policies.”
4.    Effective as of March 1, 2013, Section 5(c) of the Agreement is deleted and the following is inserted lieu thereof:
“an annual incentive bonus opportunity under the Company's Amended and Restated Annual Bonus Plan (“Annual Bonus Plan”) for each calendar year included in the Employment Term commencing as of January 1, 2013, with such opportunity to be earned based upon attainment of performance objectives established by the Committee ("Annual Bonus"). Employee's target Annual Bonus under the Annual Bonus Plan shall be 100% of Employee's Annual Base Salary at target aggregate

Company performance with a maximum of 200% of Employee’s Annual Base Salary at maximum aggregate Company performance. The Annual Bonus shall be paid no later than the March 15th first following the calendar year to which the Annual Bonus relates.”
5.    Section 5(d) of the Agreement is deleted.
6.    Section 5(e) of this Agreement is deleted and the following is inserted in lieu thereof: “participation in the Remy International, Inc. Omnibus Incentive Plan and incentive opportunities provided by Company to senior executives. For calendar year 2013, the Employee shall receive an equity grant valued by the Board at $1,800,000 with such terms as determined by the Board of Directors or Compensation Committee of the Company and the applicable plan document.”
7.    Effective as of March 1, 2013, Section 8(f)(ii) of the Agreement is deleted and the following is inserted in lieu thereof: “a material adverse change in the position to which the Employee reports (i.e., the Board of Directors), or a material diminution in the managerial authority, duties or responsibilities of the person in that position.”
1.    Effective as of March 1, 2013, Section 9(a)(iii) of the Agreement is deleted and the following is inserted in lieu thereof: “the Company shall pay the Employee, no later than the sixtieth (60th) calendar day after the Date of Termination, a lump-sum payment equal to 200% of the sum of (A) the Employee’s Annual Base Salary in effect immediately prior to the Date of Termination (disregarding any reduction in Annual Base Salary to which the Employee did not expressly consent in writing); and (B) the target Annual Bonus for the year of termination.”
2.    Effective as of March 1, 2013, the last sentence of Section 13(b) is deleted.
IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the date first set forth above.

REMY INTERNATIONAL, INC.

By:	/s/ Michael L. Gravelle
Name:	Michael L. Gravelle
Title:	Senior Vice President, General Counsel and Corporate Secretary

By:	/s/ John J. Pittas
Name:	John J. Pittas

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